Exhibit (a)(1)(H)

BNN Technology PLC Announces Extension of Expiration Date of Tender Offer for Shares of MICT Common Stock

NEW YORK, NY (March 13, 2019) — BNN Technology PLC (“BNN”) today announced that it has extended the expiration date of its previously announced tender offer to purchase up to 1,953,423 shares of the common stock of MICT, Inc. (NASDAQ: MICT) (“MICT”) at a purchase price of $1.65 per share, net to the seller, in cash. The tender offer is being made in accordance with the acquisition agreement, dated as of December 18, 2018, between BNN, MICT and other parties thereto (the “Acquisition Agreement”). As amended, the tender offer will now expire at 5:00 p.m. EDT, on Monday, April 8, 2019, unless further extended or earlier terminated.

Continental Stock Transfer & Trust Company, the depositary for the tender offer, has advised BNN that, as of 4:00 p.m., EDT, on Wednesday, March 13, 2019, an aggregate of 1,322,045 shares of common stock were properly tendered and not properly withdrawn. MICT’s stockholders who have already tendered their shares of common stock of MICT do not need to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer. MICT’s stockholders may withdraw shares they have previously tendered at any time prior to the extended expiration date of the tender offer.

Complete terms and conditions of the tender offer can be found in the Offer to Purchase, the related Letter of Transmittal and certain other materials filed with the U.S. Securities and Exchange Commission (“SEC”) on February 5, 2019, and available at www.sec.gov. Except as described in this news release, the terms of the tender offer remain the same as set forth in the Offer to Purchase and in the related Letter of Transmittal.

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained for free from the information agent, Morrow Sodali LLC, at (800) 662-5200. Banks and brokers may call the information agent at (203) 658-9400. The depositary for the tender offer is Continental Stock Transfer & Trust Company.

About BNN Technology PLC

BNN Technology PLC is a Chinese technology, content and services company that builds long-term partnerships to deliver China’s citizens with value-added services, content and evolving opportunities. BNN principally engages in providing technology to partners to facilitate fulfilment of payments online and on mobile apps through partnerships or affiliate agreements and, developing digital content, both online and mobile. BNN works with its strategic partner Xinhuatong to facilitate mobile payments and other key services on the Xinhua News mobile app in 12 provinces in China. BNN’s technology platform enables urban and rural communities across China to access exclusive content and pay for more services online.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of MICT or any other securities. A Tender Offer Statement on Schedule TO, including an Offer to Purchase, the related Letter of Transmittal and certain other materials, has been filed with the SEC by BNN. The tender offer will only be made pursuant to the Offer to Purchase, the related Letter of Transmittal and the other documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY MICT REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO THE INFORMATION AGENT FOR THE TENDER OFFER.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements and are based on future expectations, plans and prospects that involve a number of risks and uncertainties. Forward looking statements can be identified by use of words such as “believe,” “intend,” “expect,” “potential,” “will,” “may,” “should,” “estimate,” “anticipate” and derivatives or negatives of such words or similar words. The forward-looking statements and other information in this release are made as of the date hereof and are subject to risks and uncertainties, including whether the conditions to the tender offer will be satisfied, the number of shares of MICT common stock that will be tendered, the possibility that competing offers will be made, whether the tender offer will be consummated and risks related to the transactions contemplated by the Acquisition Agreement. Stockholders and investors are cautioned that the occurrence of any of these risks or uncertainties may cause actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. New factors may emerge from time to time, and it is not possible for BNN to predict new factors, nor can BNN assess the potential effect of any new factors on it. BNN undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by law.

Contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call (203) 658-9400

Email: MICT.info@morrowsodali.com